EXHIBIT 23.0


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation by reference in Berkshire Hills Bancorp, Inc.'s Registration Statement Nos. 333-41766, 333-56446, and 333-105721 on Forms S-8 of our report dated March 9, 2005 relating to the consolidated financial statements of Berkshire Hills Bancorp, Inc. and subsidiaries as of December 31, 2004 and for the three year period then ended, which report appears in the Annual Report on Form 10-K and of our report dated April 1, 2005 relating to management's assessment of internal control over financial reporting and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
April 18, 2005